Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related prospectus of MFA Mortgage Investments, Inc. for the registration of 10,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 12, 2008 with respect to the consolidated financial statements of MFA Mortgage Investments, Inc. and the effectiveness of internal control over financial reporting of MFA Mortgage Investments, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
New York, New York
November 26, 2008